UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Under Rule 14a-12

PARTNERS TRUST FINANCIAL GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

The following letter was distributed to employees of the registrant.

 August 10, 2007

John Q. Sample

123 Any Street

Anytown, NY 12345-6789

Dear Valued Customer,

As you may know, Partners Trust Financial Group, Inc. has entered into an agreement to merge with and into M&T Bank Corporation. It is anticipated that this merger, which is subject to shareholder and regulatory approvals, will be completed within the next six months.

We believe you'll be very pleased with the results of the merger, as it will allow us to become an even stronger bank, capable of providing you with the highest quality solutions to all your financial needs, along with the personal service and attention you deserve.

Though you may be familiar with the M&T name, we thought you'd like to know more about the bank:

  M&T Bank is one of the most highly regarded regional banks in the country, and one that shares many of our values. As such, they represent the ideal partner for us.
  Headquartered in Buffalo, N.Y., M&T Bank has been serving the needs of Upstate New Yorkers for more than 150 years. The people at M&T have built their business through a tradition of reliability, excellent customer service and a strong commitment to the communities they serve.
  M&T has a network of over 660 branches and 1,600 ATMs across New York State, (including 48 branches and nearly 100 ATMs in Central New York and the Southern Tier), Pennsylvania, Maryland, Washington, D.C., Virginia and West Virginia.
  To find out more, we invite you to visit M&T's web site at www.mtb.com.

You'll be pleased to know that after the merger you'll enjoy even greater banking convenience through the combination of the Partners Trust Bank and M&T Bank branch and ATM locations across Central New York, the Mohawk Valley and the Southern Tier. In the months ahead, you'll have access to an even wider range of financial products and services to meet your business and personal needs.

Partners Trust and M&T are very committed to making this transition as easy as possible for you. As part of that commitment, we intend to keep you fully informed about what's happening and when. So you'll be hearing more from us soon. In the meantime, it's business as usual here at Partners Trust. Of course, if you have any questions, please call our Customer Service Center at the numbers below, and we'll be happy to assist you.

Thank you for doing business with Partners Trust.

Sincerely,

/s/ John A. Zawadzki

John Zawadzki

President and CEO

Please see the reverse side for additional information about the proposed merger.

The proposed merger will be submitted to Partners Trust's stockholders for their consideration. M&T will file a registration statement, which will include a proxy statement/prospectus to be sent to Partners Trust's stockholders, and each of Partners Trust and M&T may file other relevant documents concerning the proposed merger with the U.S. Securities and Exchange Commission (the "SEC"). STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS OR FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about M&T and Partners Trust, at the SEC's web site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, by accessing Partners Trust's website (http://www.partnerstrust.com) under the tab "Investor Relations" and then under the heading "SEC Filings", or by accessing M&T's Web site (http://www.mandtbank.com) under the tab "Investor Relations" and then under the heading "SEC Filings."

Partners Trust and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Partners Trust in connection with the proposed merger. Information about the directors and executive officers of Partners Trust is set forth in the proxy statement for Partners Trust's 2007 annual meeting of stockholders, as filed with the SEC on March 23, 2007. Additional information regarding the interest of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of these documents as described above.